UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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KEYNOTE SYSTEMS, INC.

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Keynote Systems, Inc.
777 Mariners Island Boulevard
San Mateo, California 94404

January 28, 2010

To our Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Keynote Systems, Inc. to be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Friday, March 19, 2010 at 10:00 a.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the following notice of the 2010 Annual Meeting of Stockholders and proxy statement.

We encourage you to use this opportunity to take part in the affairs of Keynote Systems, Inc. by voting on the business to come before this meeting. After reading the proxy statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope, call the toll-free number or use the Internet by following the instructions included with your proxy card, whether or not you plan to attend the Annual Meeting in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Umang Gupta
Chairman of the Board and Chief Executive Officer

Keynote Systems, Inc.
777 Mariners Island Boulevard
San Mateo, California 94404

NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of Keynote Systems, Inc. will be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Friday, March 19, 2010 at 10:00 a.m., Pacific Time, for the following purposes:

1. To elect six members of Keynote’s Board of Directors;

2. To ratify the selection of Deloitte & Touche LLP as Keynote’s independent registered public accounting firm for the fiscal year ending September 30, 2010; and

3. To transact such other business as may properly come before the meeting or any adjournment.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on February 12, 2010 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting. Please carefully read the accompanying proxy statement which describes the matters to be voted upon at the Annual Meeting. Whether or not you plan to attend, to assure your representation at the meeting, please submit your proxy and voting instructions over the Internet, by telephone, or mark, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. If you attend the Annual Meeting and vote by ballot, your proxy vote will be revoked automatically and only your vote at the Annual Meeting will be counted.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be held on March 19, 2010: The proxy statement and annual report to stockholders are available to you at www.keynote.com.

By Order of the Board of Directors,

Andrew Hamer
Secretary

San Mateo, California
January 28, 2010

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

The Report of the Audit Committee and the Report of the Compensation Committee contained in this proxy statement are required by the Securities and Exchange Commission. The information in these sections shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference into such filings. In addition, this information shall not otherwise be deemed to be “soliciting material” or to be filed under those Acts.

Keynote Systems, Inc.
777 Mariners Island Boulevard
San Mateo, California 94404

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

January 28, 2010

The enclosed proxy card (“Proxy”) is solicited on behalf of the Board of Directors of Keynote Systems, Inc. (“Keynote”), a Delaware corporation, for use at the 2010 Annual Meeting of Stockholders to be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Friday, March 19, 2010 at 10:00 a.m., Pacific Time. Only holders of record of our common stock at the close of business on February 12, 2010, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on January 25, 2010, there were 14,532,638 shares of Keynote common stock outstanding. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees for director and the proposal presented in the accompanying notice of the Annual Meeting and this proxy statement. This proxy statement and the accompanying form of proxy will be first mailed to stockholders on or about February 19, 2010. Our annual report for the fiscal year ended September 30, 2009 is enclosed with this proxy statement.

Voting Rights

Holders of our common stock are entitled to one vote for each share held as of the record date.

Vote Needed for a Quorum

A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and broker non-votes, as described below, are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Vote Required to Approve Proposals

With respect to Proposal No. 1, directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any other proposal by the stockholders.

Effect of Abstentions

If stockholders abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of Proposal No. 1.

Effect of “Broker Non-Votes”

If a stockholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against certain “routine” matters. If a broker votes shares that are unvoted by its customers for or against a proposal, these shares are considered present and entitled to vote at the Annual Meeting. These shares would count toward determining whether or not a quorum is present. These shares would also be taken into account in determining the outcome of the proposals.

A broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, such as Proposal No. 1. Thus, if a broker does not receive specific instructions, the shares held by that broker may be treated as “broker non-votes” and may not be voted on these matters and, in such event, such shares will not be counted in determining the number of shares necessary for approval.

Adjournment of Meeting

In the event that sufficient votes are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and voting instructions and any additional solicitation materials furnished to stockholders by us. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph, press releases, and advertisements, postings on our website or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In these cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by any of the following methods:

•	a written instrument delivered to us stating that the proxy is revoked;

•	a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting; or

•	attendance at the Annual Meeting and voting in person.

Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with American Stock Transfer & Trust Co LLC (“AST”), our transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with AST, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect directors to hold office until the next Annual Meeting of Stockholders and until their successors have been elected and qualified or until a director’s earlier resignation or removal. The size of our Board of Directors will be reduced to six members after the 2010 Annual Meeting of Stockholders. The persons named proxyholders in the Proxy will vote all Proxies received by them in favor of the six nominees listed below in the absence of contrary instructions and the proxies cannot be voted for a greater number of persons than the number of nominees named.

All nominees named below have consented to being named in this proxy statement and to serve as directors, if elected. If, however, any of the nominees named in the accompanying Proxy are unable or unwilling to serve (which is not expected) at the time of the Annual Meeting, the Proxies (except those marked to the contrary) will be voted for such other person(s) as the persons named in the accompanying Proxy may recommend. The six candidates receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected to our Board of Directors.

The Board of Directors recommends that the stockholders vote FOR the election of each of the following nominees to serve as members of our Board of Directors until the 2011 Annual Meeting or until their respective successors have been elected and qualified or until their earlier death, resignation or removal.

Nominees for Board of Directors

The names of the nominees for election to our Board of Directors at the Annual Meeting, and information about each of them, are included below.

			Director
Name	Age	Principal Occupation	Since

Umang Gupta	60	Chairman of the Board and Chief Executive Officer of Keynote	1997
Deborah Rieman*(1)	60	Retired President and Chief Executive Officer of Check Point Software Technologies Inc.	2002
Mohan Gyani(3)	58	Retired President and Chief Executive Officer of AT&T Wireless Mobility Services	2002
Raymond L. Ocampo Jr.(2)(3)	56	President and Chief Executive Officer of Samurai Surfer LLC	2004
Jennifer Bolt(1)	45	Executive Vice President, Operations and Technology of Franklin Resources, Inc.	2004
Charles M. Boesenberg(3)	61	Retired President and Chief Executive Officer of NetIQ, Inc.	2006

*	Lead independent director

(1)	Member of our Compensation Committee

(2)	Member of our Nominating and Governance Committee

(3)	Member of our Audit Committee

Umang Gupta has served as one of our directors since September 1997 and as our Chief Executive Officer and Chairman of the Board of Directors since December 1997. From 1996 to 1997, he was a private investor and an advisor to high-technology companies. From 1984 to 1996, he was the founder, Chairman of the Board and Chief Executive Officer of Gupta Technologies, a client/server database and tools company. Prior to that, he held various positions with Oracle Corporation and IBM. Mr. Gupta holds a B.S. degree in Chemical Engineering from the Indian Institute of Technology, Kanpur, India, and an M.B.A. degree from Kent State University.

David Cowan has served as one of our directors since March 1998. Since August 1996, Mr. Cowan has served as a General Partner of Bessemer Venture Partners, a venture capital investment firm. Mr. Cowan is also a director of several private companies. Mr. Cowan holds an A.B. degree in mathematics and computer science and an M.B.A. degree from Harvard University. Mr. Cowan is not standing for reelection.

Deborah Rieman has served as one of our directors since January 2002 and as our lead independent director since April 2004. Since June 1999, Dr. Rieman has managed a private investment fund. From July 1995 to June 1999, Dr. Rieman was the President and Chief Executive Officer of Check Point Software Technologies Inc., an Internet security software company. Dr. Rieman also serves as a director of Corning Inc. and LogLogic, Inc. Dr. Rieman holds a Ph.D. degree in mathematics from Columbia University and a B.A. degree in mathematics from Sarah Lawrence College.

Mohan Gyani has served as one of our directors since January 2002. Mr. Gyani has been a private investor since December 2004. He served as Chief Executive Officer and Chairman of Roamware from May 2005 to December 2005. Mr. Gyani was a senior advisor to the Chairman and Chief Executive Officer of AT&T Wireless from January 2003 to December 2004. He served as President and Chief Executive Officer of AT&T Wireless Mobility Services from February 2000 to January 2003. From 1995 to 1999, Mr. Gyani served as Executive Vice President and Chief Financial Officer of AirTouch Communications. Mr. Gyani is a member of the boards of directors of Safeway Inc., Union Bank of California, Mobile TeleSystems and certain private companies and nonprofit organizations. Mr. Gyani holds an M.B.A. degree and a B.A. degree in business administration from San Francisco State University.

Raymond L. Ocampo Jr. has served as one of our directors since March 2004. Since April 2004, Mr. Ocampo has served as President and Chief Executive Officer of Samurai Surfer LLC, a consulting and investment company. In November 1996, Mr. Ocampo retired from Oracle Corporation, where he had served in various senior and executive positions since 1986, most recently as Senior Vice President, General Counsel and Secretary since September 1990. Mr. Ocampo is a member of the board of directors of PMI Group, Inc., H5, Inc., a private company, and the Asian Pacific Fund, a nonprofit organization. Mr. Ocampo holds a J.D. degree from Boalt Hall School of Law at the University of California at Berkeley and an A.B. degree in Political Science from the University of California, Los Angeles.

Jennifer Bolt has served as one of our directors since April 2004. Ms. Bolt has served as Executive Vice President, Operations and Technology of Franklin Resources, Inc., a financial services company, since June 2006. Prior to that time, she served in various other capacities for Franklin Resources, Inc. or its subsidiaries. Ms. Bolt serves as chairman of Franklin Capital Corporation, director of Fiduciary Trust Company International and is a member of Franklin Resources, Inc.’s Executive Committee. Ms. Bolt is also a member of the board of Templeton Global Growth Fund Ltd, Riva Financial Systems and a member of the board of other private companies and the Juvenile Diabetes Research Foundation. Ms. Bolt is a graduate of the American Bankers Association’s Stonier Graduate School of Banking. She earned her B.A. in economics and physical education from the University of California at Davis.

Charles M. Boesenberg has served as one of our directors since September 2006. From January 2002, Mr. Boesenberg served as Chairman, Chief Executive Officer and President of NetIQ, Inc. until it was acquired by Attachmate Corporation in June 2006, at which time he retired. From March 2000 to December 2001, Mr. Boesenberg served as President of Post PC Ventures, a management and investment group. Mr. Boesenberg was President and Chief Executive Officer of Integrated Systems, Inc. (ISI), a provider of embedded systems software, from 1998 until ISI merged with Wind River Systems in February of 2000. Mr. Boesenberg joined ISI from Magellan, where he was Chief Executive Officer from 1992 to 1994. Mr. Boesenberg currently serves on the board of directors of Callidus Software Inc., Silicon Graphics, Inc., Ancestry.com and certain private companies. He holds a B.S. in mechanical engineering from the Rose Hullman Institute of Technology and an M.S. in business administration from Boston University.

The Board Recommends a Vote “FOR” the Election of
Each of the Nominated Directors.

Corporate Governance and Board Matters

Corporate Governance

Keynote maintains a corporate governance page on its website which includes information about its corporate governance initiatives, including Keynote’s Code of Business Conduct and Ethics, Code of Ethics for Chief Executive Officer and Senior Financial Department Personnel, Corporate Governance Guidelines and charters for the committees of the Board of Directors. The corporate governance page can be found at www.keynote.com, by clicking on “Company,” on “Investor Relations,” and then on “Corporate Governance.”

Keynote’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of The Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of its Board members are independent of Keynote and its management;

•	All members of its key Board committees — the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee — are independent;

•	Keynote has appointed a Lead Independent Director, Dr. Rieman;

•	The independent members of the Board of Directors meet regularly without the presence of management. The lead independent director presides at these executive sessions;

•	Keynote has a clear code of business conduct that is annually affirmed by its employees;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•	Keynote’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

•	Keynote has adopted a code of ethics that applies to its Chief Executive Officer and all senior members of its finance department, including its Chief Financial Officer; and

•	Keynote has adopted corporate governance guidelines and principles.

Director Independence

The Board of Directors has determined that each of our directors is an independent director as defined by the rules of The Nasdaq Stock Market, other than Mr. Gupta, who serves as the Chief Executive Officer of Keynote. In addition, the Board has determined that each member of the Audit Committee meets the additional independence criteria of the Securities and Exchange Commission required for Audit Committee membership.

Board Meetings

The Board of Directors met 6 times during the fiscal year ended September 30, 2009. During this period each director attended at least 75% of the total number of meetings held by the Board and by all committees of the Board on which such director served, during the period that such director served.

Board Committees

Our Board of Directors has a Compensation Committee, an Audit Committee and a Nominating and Governance Committee. Each committee operates pursuant to a written charter; copies of these written charters are available on our website at www.keynote.com.

Compensation Committee.  The current members of our Compensation Committee are Mr. Cowan, Dr. Rieman and Ms. Bolt. Ms. Bolt serves as the chair. The Board of Directors has determined that each member of the Compensation Committee is an independent director as defined by the rules of The Nasdaq Stock Market, a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee considers and approves, or reviews and makes recommendations to our Board concerning salaries for our officers and incentive compensation for our officers and employees. The Compensation Committee also administers our Equity Incentive Plan and Employee Stock Purchase Plan. The Compensation Committee met 7 times during the fiscal year ended September 30, 2009.

Audit Committee.  Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	evaluates the qualifications, independence and performance of our independent registered public accounting firm;

•	determines the engagement of our independent registered public accounting firm and reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	reviews our critical accounting policies and estimates; and

•	annually reviews the Audit Committee charter and the committee’s performance.

The current members of our Audit Committee are Mr. Gyani, Mr. Ocampo and Mr. Boesenberg. Mr. Gyani serves as the chair. The Board of Directors has determined that each member of the Audit Committee is an independent director as defined by the rules of the Securities and Exchange Commission and The Nasdaq Stock Market, and that each of them is able to read and understand fundamental financial statements. The Board of Directors has also determined that each of Mr. Gyani and Mr. Boesenberg is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission and is “financially sophisticated” within the meaning of the rules of The Nasdaq Stock Market. The Audit Committee met 7 times during the fiscal year ended September 30, 2009.

Nominating and Governance Committee.  The current members of our Nominating and Governance Committee are Mr. Cowan and Mr. Ocampo. Mr. Ocampo serves as the chair. The Board of Directors has determined that each member of the Nominating and Governance Committee is an independent director as defined by the rules of The Nasdaq Stock Market. Our Nominating and Governance Committee identifies, considers and recommends candidates to serve as members of the Board, makes recommendations regarding the structure and composition of the Board and Board committees and oversees the annual Board evaluation process. The Nominating and Governance Committee is also responsible for overseeing, reviewing and making periodic recommendations concerning Keynote’s corporate governance policies. The Nominating and Governance Committee did not have any formal meetings during the fiscal year ended September 30, 2009, but acted through informal communications. The Nominating and Governance Committee has met two times during our current fiscal year to review the results of the annual Board evaluation process and to identify the nominees for election to our Board at the 2010 Annual Meeting.

Consideration of Director Nominees

Our Nominating and Governance Committee generally identifies nominees for our Board based upon recommendations by our directors and management. The Nominating and Governance Committee will also consider recommendations properly submitted by our stockholders in accordance with the procedure set forth in our bylaws. Stockholders can recommend qualified candidates for our Board by writing to our corporate secretary at Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404. Submissions that are received that meet the criteria outlined below will be forwarded to the Nominating and Governance Committee for review and consideration. We request that any such recommendations be made at least three months prior to September 30th, our fiscal year end, to ensure adequate time for meaningful consideration by the Nominating and Governance Committee. The Nominating and Governance Committee intends to review periodically whether a more formal policy regarding stockholder nominations should be adopted.

The goal of the Nominating and Governance Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board. To this end, the Nominating and Governance Committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although the Nominating and Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Nominating and Governance Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. To date, we have not paid any third parties to assist us in this process.

Stockholder Communication with Our Board

Our stockholders may communicate with our Board of Directors or any of our individual directors by writing to them c/o Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404. In addition, all communications that are received by our Chief Executive Officer or Chief Financial Officer that are directed to the attention of our Board are forwarded to our Board.

Director Compensation

Directors who are employees of Keynote do not receive compensation from Keynote for the services they provide as directors. Members of the Board of Directors who are not employees of Keynote receive cash and equity compensation for their service as directors.

Cash Compensation.  Non-employee directors were scheduled to be paid an annual retainer fee of $30,000 for the fiscal year ended September 30, 2009; this payment is subject to a director attending at least four of the five regularly scheduled Board meetings during the fiscal year and at least 75% of the total number of Board meetings held during the fiscal year. In addition, members of the Compensation Committee and the Nominating and Governance Committee were each scheduled to be paid an annual fee of $5,000, and members of the Audit Committee were each scheduled to be paid an annual fee of $10,000, with the Chairman of the Audit Committee receiving $15,000. Effective April 2009, the Board reduced their scheduled fees by 10% in consideration of the salary reductions that were implemented for the United States based employees of Keynote at that time. The cash retainers earned for the 2009 fiscal year by each of our non-employee directors are indicated in the table below. All directors are also reimbursed for their reasonable expenses in attending Board and committee meetings.

Equity Compensation.  Historically, our non-employee directors received both automatic option grants and discretionary option awards under our 1999 Equity Incentive Plan. On the date he or she becomes a director, a new non-employee director received an automatic option grant to purchase 60,000 shares of our common stock. These options vest over four years, with one-quarter of the shares subject to the option vesting on the earlier of one year following the director’s appointment to the Board of Directors or the first annual meeting of our stockholders following the grant of the option; the remaining shares subject to these automatic grants vest ratably on a monthly basis following the initial vesting date. The automatic option grants had an exercise price equal to the fair market value of our common stock on the date of grant and a ten year term. In addition to these automatic option grants, our non-employee directors could receive discretionary option awards annually for committee service and upon re-election at the annual meeting of stockholders. A non-employee director may not receive discretionary grants covering more than 40,000 shares in any fiscal year. Effective in fiscal 2009, Keynote began awarding restricted stock units (“RSUs”) rather than stock options. On July 1, 2009, the non-employee directors were each awarded 15,000 RSUs with a fair value of $7.59 per share, the market value of our common stock on that date. These RSUs will vest in full on the date of our 2012 Annual Meeting of Stockholders. The Board does not anticipate that additional RSUs for general service will be made to continuing non-employee directors of Keynote prior to the full vesting of the 15,000 RSUs that were awarded on July 1, 2009. In addition, non-employee directors received additional RSUs on July 1, 2009 for committee service during fiscal 2009, as detailed in footnote 3 following the table below. These awards were fully vested on September 30, 2009. The vesting of all of the non-employee directors’ equity awards will accelerate in full upon a change of control of Keynote.

Cash fees earned by and stock-based compensation recognized for financial statement reporting purposes for our non-employee directors during fiscal 2009 were as follows:

Director Compensation
Fees Earned or Paid in Cash

	Fees Earned or	Stock	Option
Name	Paid in Cash	Awards(1)(2)(3)	Awards(1)(2)	Total

Charles M. Boesenberg	$38,000	$23,322	$82,929	$144,251
Jennifer Bolt	$33,250	$28,385	$56,560	$118,195
David Cowan	$38,000	$35,975	$66,594	$140,569
Mohan Gyani	$42,750	$35,975	$69,012	$147,737
Raymond L. Ocampo, Jr.	$42,750	$41,030	$57,017	$140,797
Deborah Rieman	$33,250	$23,322	$69,012	$125,584

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2009, in accordance with Accounting Standards Codification (“ASC”) 718 (formerly referenced as Statement of Financial Accounting Standard No. 123R, Share-Based Payment), of stock option and restricted stock awards issued pursuant to the 1999 Equity Incentive Plan and thus include amounts from outstanding stock option and restricted stock awards granted during and prior to fiscal 2009. Assumptions used in the calculation of these amounts are included in the notes to our audited consolidated financial statements for the fiscal year ended September 30, 2009, as included in our Annual Report on Form 10-K. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. These amounts reflect Keynote’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the non-employee director.

(2)	As of September 30, 2009, each non-employee director had the following number of shares subject to options outstanding: Charles M. Boesenberg: 100,000; Jennifer Bolt: 146,000; David Cowan: 145,000; Mohan Gyani: 200,000; Raymond L. Ocampo, Jr.: 167,000; and Deborah Rieman: 180,000. As of September 30, 2009, each non-employee director had 15,000 restricted stock awards outstanding.

(3)	On July 1, 2009, each non-employee director was awarded 15,000 RSUs with a grant date fair value of $113,850 that will vest on the date of the 2012 Annual Meeting of Stockholders. The vesting of the RSUs accelerates in full upon a change in control. In addition, the non-employee directors were awarded at total of 16,336 RSUs (Charles M. Boesenberg: 1,667 with a grant date fair value of $12,653; Jennifer Bolt: 2,334 with a grant date fair value of $17,715; David Cowan: 3,334 with a grant date fair value of $25,305; Mohan Gyani: 3,334 with a grant date fair value of $25,305; Raymond L. Ocampo, Jr.: 4,000 with a grant date fair value of $30,360; and Deborah Rieman: 1,667 with a grant date fair value of $12,653) that vested on September 30, 2009.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time since our formation been one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer and senior financial personnel, including our Chief Financial Officer, controller and all other employees engaged in the finance organization of Keynote. This code of ethics is posted on our website at www.keynote.com.

Directors’ Attendance at Annual Stockholder Meetings

Keynote encourages its Board members to attend its annual meeting of stockholders, but does not require attendance. Four of our directors attended our 2009 Annual Meeting of Stockholders. Mr. Gupta, Chairman of the Board and our Chief Executive Officer, has attended all of our annual meetings.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2010, and our stockholders are being asked to ratify such selection. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions.

Ratification by our stockholders of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP as a matter of good corporate practice. If our stockholders fail to ratify this selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Keynote and our stockholders.

The Board Recommends a Vote FOR the Ratification of the Selection of Deloitte & Touche LLP

Audit and Related Fees

During the fiscal years ended September 30, 2009 and 2008, the aggregate fees billed by Keynote’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), for professional services were as follows:

•	Audit Fees. The aggregate fees billed by Deloitte for professional services rendered for the audit of Keynote’s annual consolidated financial statements, and review of the consolidated financial statements included in Keynote’s quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements were $1,586,178 for the fiscal year ended September 30, 2008 and $1,352,115 for the fiscal year ended September 30, 2009.

•	Audit-Related Fees. There were no fees billed by Deloitte for assurance and related services reasonably related to the performance of the audit or review of Keynote’s consolidated financial statements that are not reported above under “Audit Fees” for the fiscal years ended September 30, 2008 and September 30, 2009;

•	Tax Fees. There were no fees billed by Deloitte for professional services rendered for tax compliance, advice and planning for the fiscal years ended September 30, 2008 and September 30, 2009; and

•	All Other Fees. For the fiscal years ended September 30, 2008 and September 30, 2009, there were no other fees billed by Deloitte.

The Audit Committee determined that the provision of these services was compatible with maintaining Deloitte’s independence for the fiscal year ended September 30, 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed Keynote’s audited consolidated financial statements for the fiscal year ended September 30, 2009 and has met with the management of Keynote and its independent auditors to discuss the audited consolidated financial statements. Keynote’s management has represented to the Audit Committee that Keynote’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed with Keynote’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received from Keynote’s independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with them their independence. The Audit Committee has also considered whether the provision of non-audit services by Keynote’s independent auditors is compatible with maintaining the independence of the independent auditors.

Based on the review and discussions noted above, the Audit Committee recommended to Keynote’s Board of Directors that the audited consolidated financial statements be included in Keynote’s annual report on Form 10-K for the fiscal year ended September 30, 2009, and be filed with the Securities and Exchange Commission.

Audit Committee

Mohan Gyani
Raymond L. Ocampo Jr.
Charles M. Boesenberg

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of December 31, 2009 by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers as of September 30, 2009; and

•	all of our directors and executive officers as a group.

The percentage ownership is based on 14,532,638 shares of common stock outstanding, excluding shares of treasury stock, as of December 31, 2009. Shares of common stock that are subject to options currently exercisable, or exercisable within 60 days of December 31, 2009, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise noted, the address for each stockholder listed below is c/o Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404.

	Shares Beneficially
	Owned
	Number of
Name of Beneficial Owner	Shares	Percent

Directors and Named Executive Officers:
Umang Gupta(1)	2,662,110	17.5%
Jeffrey Kraatz(2)	155,937	1.1%
Andrew Hamer(3)	139,090	*
Adil Kaya(4)	40,752	*
Martin Loehlein(5)	40,393	*
Raymond L. Ocampo Jr.(6)	197,194	1.3%
Mohan Gyani(7)	172,084	1.2%
Deborah Rieman(8)	150,417	1.0%
David Cowan(9)	135,756	*
Jennifer Bolt(10)	117,084	*
Charles M. Boesenberg(11)	69,167	*
All 16 directors and executive officers as a group(12)	4,862,199	28.3%
5% Stockholders:
Dimensional Fund Advisors, LP(13)	1,337,729	9.2%
S Squared Technology, LLC(14)	1,072,900	7.4%
Renaissance Technologies LLC(15)	1,055,100	7.3%
Neuberger Berman Group LLC(16)	808,287	5.6%
Barclays Global Investors NA(CA)(17)	801,897	5.5%

*	Indicates beneficial ownership of less than 1%.

(1)	Includes 650,000 shares subject to options exercisable within 60 days of December 31, 2009.

(2)	Includes 154,374 shares subject to options exercisable within 60 days of December 31, 2009.

(3)	Includes 135,749 shares subject to options exercisable within 60 days of December 31, 2009.

(4)	Includes 33,000 shares subject to options exercisable within 60 days of December 31, 2009.

(5)	Includes 33,000 shares subject to options exercisable within 60 days of December 31, 2009.

(6)	Includes 61,444 shares held by Raymond L. Ocampo Jr. and Sandra O. Ocampo, Trustees of Ocampo Revocable Trust UTA May 30, 1996, and 135,750 shares subject to options exercisable within 60 days of December 31, 2009.

(7)	Includes 168,750 shares subject to options exercisable within 60 days of December 31, 2009.

(8)	Includes 148,750 shares subject to options exercisable within 60 days of December 31, 2009.

(9)	Includes 113,750 shares subject to options exercisable within 60 days of December 31, 2009.

(10)	Includes 114,750 shares subject to options exercisable within 60 days of December 31, 2009.

(11)	Includes 67,500 shares subject to options exercisable within 60 days of December 31, 2009.

(12)	Includes 2,652,237 shares subject to options exercisable within 60 days of December 31, 2009.

(13)	Based solely on information provided by Dimensional Fund Advisors, LP in its Form 13G/A, as amended, filed with the Securities and Exchange Commission on February 9, 2009. Dimensional Fund Advisors LP (“Dimensional”) serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the common stock, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(14)	Based solely on information provided by S Squared Technology, LLC in its Form 13G/A, filed with the Securities and Exchange Commission on February 2, 2009. Represents combined holdings of S Squared Technology, LLC and S Squared Technology Partners, L.P. Seymour L. Goldblatt disclaims any beneficial ownership interest of the shares held by any funds for which S Squared Technology, LLC or S Squared Technology Partners, L.P. acts as an investment adviser, except for that portion of such shares that relates to his economic interest in such shares, if any. Kenneth A. Goldblatt disclaims any beneficial ownership interest of the shares held by any funds for which S Squared Technology, LLC or S Squared Technology Partners, L.P. acts as an investment adviser, except for that portion of such shares that relates to his economic interest in such shares, if any. This statement is filed on behalf of S Squared Technology, LLC (“SST”), a Delaware limited liability company, S Squared Technology Partners, L.P. (“SSTP”), a Delaware limited partnership, and Seymour L. Goldblatt (“Seymour”) and Kenneth A. Goldblatt (“Kenneth”). Seymour is the President of each of SST and SSTP and owns a majority of the interests in SST. Kenneth owns a majority of the interests in SSTP. The share amounts relate to shares held for the accounts of multiple private investment funds for which SST or SSTP acts as investment adviser. The address of these entities and persons is 515 Madison Avenue, New York, NY 10022.

(15)	Based solely on information provided by Renaissance Technologies LLC in its Form 13G/A, as amended, filed with the Securities and Exchange Commission on February 13, 2009. James Simons is a controlling person of such fund. The address of this person and this entity is 800 Third Avenue, 33rd Floor, New York, NY 10022.

(16)	Based solely on information provided by Neuberger Berman Group LLC in its Form 13G filed with the Securities and Exchange Commission on June 11, 2009. Represents combined holdings of Neuberger Berman Group LLC and Neuberger Berman LLC. The address for these entities is 605 Third Avenue, New York, NY 10158.

(17)	Based solely on information provided by Barclays Global Investors NA (CA) in its Form 13G, filed with the Securities and Exchange Commission on February 5, 2009. Represents combined holdings of Barclays Global Investors, NA. and Barclays Global Fund Advisors. The address of these entities is 400 Howard St, San Francisco, CA 94105.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This compensation discussion and analysis describes the material elements of compensation awarded to each of our executive officers who are identified in the Summary Compensation Table on page 21 (the “named executive officers”). This discussion and analysis serves as an introduction to the executive compensation information provided in narratives, tables and footnotes that follow. This discussion and analysis contains statements about individual and company performance targets and goals, and the likelihood of achieving these targets and goals, in the limited context of our compensation programs. Those statements should not be understood to be statements of our expectations or estimates of future performance or other guidance, and should not be applied to other contexts. These statements are subject to many risks and uncertainties, including, but not limited to, those identified in our Form 10-K for fiscal year ended September 30, 2009 under “Item 1A. Risk Factors.”

Our Compensation Committee performs at least annually a strategic review of our executive officers’ overall compensation to determine whether they provide adequate incentives and motivation to our executive officers. During each fiscal year, the Compensation Committee meets with our Chief Executive Officer to review the objectives of Keynote and its executives for such year and to establish parameters for performance-based year-end bonus awards. Bonus awards for executives other than the Chief Executive Officer may be based on achievement of corporate objectives as well as on achievement of personal objectives as determined by the Chief Executive Officer. Personal objectives are established by the Chief Executive Officer at the beginning of the fiscal year and usually involve a mix of quantitative and qualitative goals. At the conclusion of each fiscal year, the Compensation Committee meets with the Chief Executive Officer to review the performance of Keynote and its executive officers against the corporate performance objectives and parameters that were established for eligibility for performance-based bonuses and to award year-end cash bonuses. The Compensation Committee determines the compensation of the Chief Executive Officer outside of his presence.

General Compensation Policy and Objectives

Our executive compensation program is designed to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that we expect and to closely align the compensation of those individuals with the performance of our company on both a short-term and long-term basis. Keynote’s compensation philosophy for executive officers is to relate compensation to individual and corporate performance. Accordingly, our compensation programs are designed with a framework of rewards, in the short-term and the long-term, for meeting and exceeding measurable company-wide goals and individual goals. Within this overall philosophy, the elements of compensation for our named executive officers include base salaries, cash incentive bonuses, and equity incentive awards.

We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our understanding of the competitive market, our view of internal equity and consistency, individual performance and overall company performance. We typically have not engaged third party compensation consultants, except in the case of our compensation decisions regarding our Chief Executive Officer’s compensation for fiscal 2008, when the Compensation Committee engaged Compensia, Inc. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. However, the Compensation Committee’s philosophy is to have a significant portion of an employee’s compensation performance-based, while providing the opportunity to be well rewarded through equity if the company performs well over time. We also believe for technology companies, stock-based compensation is the primary motivator in attracting employees, rather than cash compensation.

From time to time, special business conditions may warrant additional compensation to attract, retain or motivate executives. Examples of such conditions could include acquisitions, recruiting or retaining specific or unique talent, and recognition for exceptional contributions. In these situations, the Compensation Committee considers the business needs and the potential costs and benefits of special rewards.

We account for equity compensation paid to our employees under ASC 718, which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Elements of Compensation

The three material elements of our named executive officer compensation program are base salary, cash incentive awards and equity incentive awards.

Base Salary

We seek to provide our senior management with a base salary that is appropriate for their roles and responsibilities, and that provides them with a level of income stability. The Compensation Committee reviews base salaries annually, and adjusts them from time in light of current conditions. For fiscal year ended September 30, 2009, the base salaries of our named executive officers were determined for each individual by evaluating his scope of responsibility, historical qualitative performance and other contributions, prior experience and salary history. The Compensation Committee made its compensation decisions based on its subjective judgment taking into account the available information. In setting salaries for fiscal year ended September 30, 2009, the Compensation Committee considered base salary increases for all of our named executive officers. The Compensation Committee believed the salary levels for fiscal year ended September 30, 2009 would serve as an effective means of retaining these individuals.

For the fiscal year ended September 30, 2009, the Compensation Committee kept Mr. Gupta’s base salary at the $330,000 level. This decision was due to the then current negative economic environment. The base salaries of Messrs. Hamer, Kraatz, Kaya, and Loehlein similarly remained largely the same at $209,000, $250,000, €165,000, and €165,000, respectively. In consideration of the economic environment in late 2008 and early 2009 and its impact on the Company, the Compensation Committee decided to implement a salary reduction plan for all United States based employees effective April 1, 2009. Accordingly, the base salaries of Messrs. Gupta, Hamer and Kraatz were reduced by 10%.

Cash Incentive Awards

Each of our named executive officers is eligible to receive incentive cash compensation based on individual performance and our corporate performance for the entire year. The Compensation Committee met with our Chief Executive Officer to review the objectives of Keynote and its executives for the fiscal year ended September 30, 2009 and to establish parameters for performance-based year-end bonus awards.

Our Chief Executive Officer’s bonus was based entirely on achieving corporate goals, while the named executive officers bonus was tied to achieving personal management by objectives (MBOs) and corporate goals that are established by the Chief Executive Officer at the beginning of the fiscal year. Corporate goals include quantitative goals, while MBOs involve a mix of quantitative and qualitative goals.

For fiscal year ended September 30, 2009, the on-target bonus for our Chief Executive Officer was 67% of his base salary established at the beginning of the year, an increase from a 60% level in the prior year so that any increase in cash compensation received by our Chief Executive Officer for fiscal 2009 service would be as a result of company performance for the year rather than because of an increase in base salary. The on-target bonuses as a percentage of base salary established at the beginning of the year for each named executive officer, other than the Chief Executive Officer, was 30% for Mr. Hamer, 30% for Mr. Kraatz, 70% for Mr. Kaya and 70% for Mr. Loehlein, which remained unchanged from the prior fiscal year.

The bonus amounts for each of the named executive officers for fiscal year ended September 30, 2009 were as follows:

Name	On-Target Bonus	Minimum Bonus	Maximum Bonus

Umang Gupta(1)	$220,000	$—	$440,000
Andrew Hamer(2)	62,700	—	104,500
Jeffrey Kraatz	75,000	—	(3)
Adil Kaya(4)	156,000	—	223,000
Martin Loehlein(4)	156,000	—	223,000

(1)	If the corporate objectives described below for Mr. Gupta were exceeded, Mr. Gupta could have received up to 200% of his target bonus.

(2)	Of Mr. Hamer’s total on-target bonus, 33% is based achievement of the MBOs described below and 67% is based on the corporate goals described below. If the corporate objectives described below for Mr. Hamer were exceeded, Mr. Hamer could have received up to an additional 20% of his base salary as a bonus.

(3)	There was no cap on the maximum bonus amount to be paid to Mr. Kraatz.

(4)	If the objectives described below for Messrs. Kaya and Loehlein were exceeded, they could have received up to an additional 30% of their base salary as a bonus. The amounts of Messrs. Kaya and Loehlein’s bonuses presented above are based on an average exchange rate for the fiscal year as their bonuses are paid in Euros.

MBOs

Each named executive officer, other than our Chief Executive Officer, typically has a number of MBO goals for the fiscal year. The specific MBO goals, and the relative weighting of each, is determined by our Chief Executive Officer and confirmed by the Compensation Committee. Bonus payments associated with MBO goal achievement are based on the degree to which each objective is achieved, as determined by our Chief Executive Officer.

For the fiscal year ended September 30, 2009, the MBO goals for our Chief Financial Officer, Mr. Hamer were established and reviewed quarterly, focusing on the management of his area of responsibility and timely financial reporting. For the fiscal year ended September 30, 2009, Mr. Hamer earned bonus payments of approximately $16,000 in the aggregate as a result of achievement of 100% of the goals in the first, third and fourth quarters and 33% achievement of the goals in the second quarter.

For the fiscal year ended September 30, 2009, the MBO goals for Mr. Kraatz, our Vice-President of Worldwide Sales and Services, were based on Keynote revenue in North America and Asia Pacific. If we have revenue in excess of a base amount in a quarter, Mr. Kraatz was eligible to receive a target commission for that quarter based on a percentage of the excess of this base revenue amount. Although this base amount was not achieved, Mr. Kraatz was awarded discretionary cash payments of $25,000 based on a payment of a non-recoverable draw against his revenue target.

The MBO objectives set by our Chief Executive Officer for Messrs. Kaya and Loehlein were based on revenue with an acceptable contribution margin from worldwide sales of all Keynote SIGOS products for the calendar year ended December 31, 2009. They exceed the established goals for the calendar year ended December 31, 2009. Accordingly, Messrs. Kaya and Loehlein achieved their maximum bonus amount. We have not disclosed the specific formulae or performance targets of Messrs. Kaya and Loehlein for several reasons, including our belief that disclosure would result in competitive harm to us. The formula includes revenue with an acceptable contribution margin targets based on the results for certain of our products. We do not publicly disclose this information and, if disclosed, we believe the information would provide competitors and others with insights into our operational strengths and weaknesses that would be harmful to us. We believe that the targets were difficult to achieve as they would require significant growth, which would be particularly challenging in the current economic environment.

Corporate Goals

For fiscal year ended September 30, 2009, the Compensation Committee selected earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals and revenue goals for the corporate goals because it believed that these measures are strongly correlated with stockholder value creation, improvement in these measures aligns with our overall growth strategy, we and our investors see these measures as among the most critical of our financial information, and these measures balance growth and profitability. The Compensation Committee also selected these measures to establish appropriate checks and balances among our financial objectives and to provide the strongest composite of indicators of our overall annual performance. The EBITDA goals and the revenue goals were set at levels intended to reward achieving results that met our expectations. The corporate goals were 100% of the target bonus for our Chief Executive Officer and 67% of the target bonus for our Chief Financial Officer, as it was believed that they had the most company-wide perspective in their roles.

The Compensation Committee believes that to provide for an appropriate incentive effect, our Chief Executive Officer and our Chief Financial Officer should only be rewarded for achievement of at least a minimum threshold of a particular corporate goal, with the opportunity to receive more as the performance levels increase. With respect to EBITDA, 67% of the corporate goal for fiscal 2009 service was payable if Keynote achieved EBITDA of $9.8 million, as calculated under generally accepted accounting principles of the United States. A linear payout of 0% to 200% (of this portion of the corporate goal) was payable upon achievement of such EBITDA, within a range extending from approximately 80% of the EBITDA goal (0% payout) to approximately 120% of the EBITDA goal (200% payout). With respect to revenue, 33% of the corporate goal was payable if Keynote achieved the revenue goal of $77.0 million based on a constant foreign exchange rate, as calculated under generally accepted accounting principles of the United States. A linear payout of 0% to 200% (of this portion of the corporate goal) was payable upon achievement of such revenue goal, within a range extending from approximately 90% of the revenue goal (0% payout) to 110% of the revenue goal (200% payout). Accordingly, our Chief Executive Officer and Chief Financial Officer would not have received a payment for the portion of the 2009 target bonus that was based on a company performance goal if the minimum achievement threshold level of a particular goal was not met. Conversely, if the achievement threshold of a particular goal was exceeded, our Chief Executive Officer and Chief Financial Officer would have received a payment amount that exceeded his respective target bonus associated with that goal, with a maximum bonus of 200% of the target amount for such corporate goal.

For the fiscal year ended September 30, 2009, Messrs. Gupta and Hamer earned cash payments of $389,084 and $73,958, respectively, as a result of achievement of goals related to company performance, representing 200% of the target bonus that was based on the EBITDA goal and 131% of the target bonus that was based on the revenue goal. In consideration of the reduction in salary that was implemented for all United States and some European based employees during the year, Mr. Gupta requested that his bonus be reduced by 10%. Accordingly, we paid Mr. Gupta $350,184 for his achievement of the goals related to company performance.

Because our Compensation Committee views cash bonuses as a reward for strong performance, we generally set company performance objectives at levels that would only be achieved if we improved on our past levels of performance. Accordingly, we generally believe that these targets are difficult to achieve and require a high level of execution and performance by our executives.

We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award.

Long-Term Equity Awards

Each named executive officer is eligible to receive equity awards, which the Compensation Committee believes will reward the named executive officers if stockholder value is created over the long-term, as the value of the equity awarded increases with the appreciation of the market value of our common stock. Accordingly, the primary purpose of our long-term equity awards is to align the interests of the named executive officers with those of the stockholders through incentives to create stockholder value. Equity awards also improve our ability to attract and retain our executives by providing compensation that is competitive with market levels.

Our equity compensation plan provides for awards of stock options, restricted stock, and stock bonuses, although to date we have only issued stock options and restricted stock units. Historically, we have used stock options, and currently use RSUs, to link executive officer compensation directly to increases in the price of our common stock, which reflects increases in stockholder value. Equity awards compensate our executive officers more if our stock price increases after the date of grant and the executive officer remains employed for the period required for the equity award to vest. The Compensation Committee thus considers equity awards a particularly effective incentive and retention tool because it motivates our executive officers to increase stockholder value and remain with our company.

Equity awards are typically awarded to executive officers upon hiring or promotion, in connection with a significant change in responsibilities, or sometimes to achieve additional ownership in our company. Each year, the Compensation Committee reviews the equity ownership of our executive officers and considers whether to make an additional award and takes into account our company-wide equity award refresh policy. In order to qualify for an additional equity award, the employee must have a strong performance evaluation rating. In making determinations as to additional grants to executive officers, the Compensation Committee remains sensitive to the potential dilutive impact and accounting expense of stock based compensation, and also takes into account, on a subjective basis and on the advice of the chief executive officer, in the case of other named executive officers, the responsibilities, past performance and anticipated future contribution of the executive, the competitiveness of the executive’s overall compensation package, as well as the executive’s existing equity holdings, accumulated realized and unrealized gains, and the potential reward to the executive if the market value of our common stock appreciates.

The following table summarizes the RSUs granted to named executive offers during fiscal year ended September 30, 2009:

Restricted Stock
Name	Units Granted

Umang Gupta	200,000
Andrew Hamer	12,500
Jeffrey Kraatz	6,250
Adil Kaya	—
Martin Loehlein	—

The Compensation Committee recommended, and the independent members of our Board of Directors approved, the above RSU grant to Mr. Gupta to recognize his ongoing contributions to the company, and to ensure that he would continue to devote his skills and experience to the company as its Chief Executive Officer for the foreseeable future. The Compensation Committee, in making its recommendation, and the independent members of our Board of Directors, in approving the RSU award, also considered: (A) our business initiatives, Mr. Gupta’s role in driving achievement of those initiatives, the experience, judgment and skills he brings to those efforts, and the impact that a transition would have on our short-term business operations; and (B) the value of compensation that would be needed to attract and retain a suitable replacement to serve as our CEO were Mr. Gupta not to serve in that role. Of these RSUs, 180,000 will vest on July 1, 2012 provided Mr. Gupta remains employed with us and 20,000 will vest on December 14, 2012 based on the achievement of long-term company financial performance objectives.

Based on the Chief Executive Officer’s recommendation, the Compensation Committee awarded Messrs. Hamer and Kraatz the above grants based on the annual equity award refresh policy described above. These RSU’s will vest on July 1, 2012 provided they remain employed with us.

We also have an employee stock purchase plan that enables eligible employees to periodically purchase shares of our common stock at a discount. Participation in this plan is available to all executive officers on the same basis as our other employees.

We do not have any program, plan or obligation that requires us to grant equity compensation on specific dates and we have not made equity grants in connection with the release or withholding of material non-public information.

Other than the equity plans described above, we do not have any equity security ownership guidelines or requirements for our executive officers.

Employee Benefits.

All of our named executive officers are eligible to participate in our 401(k) plan (which includes our matching contributions), health and dental coverage, life insurance, disability insurance, paid time off, and paid holidays on the same terms as are available to all employees generally. Effective with the beginning of fiscal 2009, we suspended company matching contributions to our 401(k) plan.

Severance Arrangements.

We entered into an employment agreement with Umang Gupta, our Chief Executive Officer, in December 1997 and amended this agreement in November 2001. This agreement, as amended, establishes Mr. Gupta’s annual base salary and eligibility for benefits and bonuses. This agreement continues until it is terminated upon written notice by Mr. Gupta or us. We must pay Mr. Gupta his salary and other benefits through the date of any termination of his employment. If his employment is terminated by us without cause or through his constructive termination due to a material reduction in his salary or benefits, a material change in his responsibilities or a sale of us if he is not the chief executive officer of the resulting combined company, we must also pay his salary for six additional months after that date.

Pursuant to a promotion letter dated December 21, 2005 with Mr. Hamer, our Chief Financial Officer, if we terminate his employment with or without cause, we must provide him with either three months notice or must pay him three months of his base salary and benefits. Pursuant to a promotion letter dated April 1, 2006 with Jeffrey Kraatz, our Senior Vice President, Worldwide Sales and Services, if we terminate his employment with or without cause, we must provide him with either three months notice or must pay him three months of his base salary plus his quarterly incentive compensation as averaged over the previous year.

Pursuant to separate service agreements that went into effect on April 28, 2008 with Messrs. Kaya and Loehlein, if we terminate their employment without cause, we must provide them with either twelve months notice or must pay them twelve months of their base salary and benefits.

Change in Control Arrangements.

Under Mr. Gupta’s employment agreement, as amended, all shares subject to Mr. Gupta’s equity awards, and any equity awards granted in the future, would vest in full 90 days following a sale of us if Mr. Gupta is not the chief executive officer of the resulting combined company. If his employment is terminated by us without cause or through his voluntary termination, and if he assists in the transition to a successor chief executive officer, vesting of the shares subject to his equity awards would continue for an additional 12 months. If his employment is terminated by us without cause or due to his death or through his constructive termination due to a material reduction in his salary or benefits or a material change in his responsibilities, the shares subject to his equity awards would vest in an amount equal to the number that would vest during the six months following this termination. If his employment is terminated by us for cause or due to his disability or through his voluntary termination where he does not assist in the transition to a successor chief executive officer, the vesting of any shares subject to his equity awards would cease on the date of termination.

The equity awards that we grant to our executive officers other than our chief executive officer, as described above, under our 1999 Equity Incentive Plan generally provide for acceleration of the vesting of such awards upon the occurrence of specified events. If the executive officer is terminated without cause following a sale of our company that occurs within 12 or less months after the date of grant of the equity award, that equity award vests immediately with respect to 25% of the shares subject to that equity award. If the executive officer is terminated without cause following a sale of our company that occurs more than 12 months after the date of grant of the equity award, that equity award vests immediately with respect to all of the shares subject to that equity award. All shares subject to equity awards held by Messrs. Hamer and Kraatz and any equity awards granted in the future to these executive officers, would accelerate under these circumstances. With respect to these equity awards, a sale of our company includes any sale of all or substantially all of our assets, or any merger or consolidation of us with or into any other corporation, corporations, or other entity in which more than 50% of our voting power is transferred. Cause is defined to mean (i) willfully engaging in gross misconduct that is materially and demonstrably injurious to us; (ii) willful and continued failure to substantially perform the executive officer’s duties (other than incapacity due to physical or mental illness), provided that this failure continues after our Board of Directors has provided the executive officer with a written demand for substantial performance, setting forth in detail the specific respects in which it believes the executive officer has willfully and not substantially performed his or her duties and a reasonable opportunity (to be not less than 30 days) to cure the failure. A termination without cause includes a termination of employment by the executive officer within 30 days following any one of the following events: (x) a 10% or more reduction in the executive officer’s salary that is not part of a general salary reduction plan applicable to all officers of the successor company; (y) a change in the executive officer’s position or status to a position that is not at the level of vice president or above with the successor (or, with respect to Mr. Hamer, at the level of Chief Financial Officer or above); or (z) relocating the executive officer’s principal place of business, in excess of fifty (50) miles from the current location of such principal place of business.

The intent of these arrangements is to enable the named executive officers to have a balanced perspective in making overall business decisions, and to be competitive with market practices. The Compensation Committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave our company before a transaction closes. We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code. Rather, we allow the named executive officer to reduce the benefit received or defer the accelerated vesting of options to avoid excess payment penalties.

The following table summarizes the value of benefits payable to each named executive officer pursuant to the arrangements described above:

				Termination following a Change of Control
	Termination					Acceleration of		Acceleration of
			Acceleration of			Stock Option		Restricted Stock
Name	Severance		Equity Vesting	Severance		Vesting(1)		Unit Vesting(1)

Umang Gupta	$148,500	(2)	—	$148,500	(2)	$—		$1,886,000	(3)
Andrew Hamer	$47,045	(4)	—	$47,045	(4)	—	(5)	$39,295	(5)
Jeffrey Kraatz	$56,250	(6)	—	$56,250	(6)	—	(7)	$19,652	(7)
Adil Kaya	€165,000	(8)	—	€165,000	(8)	—	(9)	—
Martin Loehlein	€165,000	(8)	—	€165,000	(8)	—	(9)	—

(1)	Calculated based on termination in connection with a change of control taking place as of September 30, 2009, the last day of our most recent fiscal year, on which the fair value of our common stock was $9.43 per share based on the closing price of Keynote common stock on that day.

(2)	Reflects continued base salary for 6 months following termination.

(3)	Reflects value of 100% acceleration of unvested restricted stock awards to vest 200,000 shares of common stock if Mr. Gupta is not the Chief Executive Officer of the combined company following the change of control.

(4)	Reflects continued base salary for 3 months following termination.

(5)	Reflects value of 100% acceleration of unvested options to purchase 15,888 shares of common stock with an exercise price greater than the fair value on September 30, 2009 and 33% acceleration of unvested restricted stock awards to vest 4,167 shares of common stock if Mr. Hamer is not the Chief Financial Officer of the combined company following the change of control.

(6)	Reflects continued base salary for 3 months plus quarterly incentive compensation, as averaged over the previous year, following termination.

(7)	Reflects value of 100% acceleration of unvested options to purchase 47,397 shares of common stock with an exercise price greater than the fair value on September 30, 2009 and 33% acceleration of unvested restricted stock awards to vest 2,084 shares of common stock.

(8)	Reflects continued base salary for 12 months following termination.

(9)	Reflects value of 100% acceleration of unvested options to purchase 72,000 shares of common stock with an exercise price greater than the fair value on September 30, 2009.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits Keynote to a deduction for federal income tax purposes of no more than $1 million of compensation paid to our Chief Executive Officer, our Chief Financial Officer and the next three most highly compensated executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has considered the requirements of Section 162(m) and believes that equity awards made to our Chief Executive Officer, our Chief Financial Officer and other applicable officers satisfy the requirements for “performance-based compensation” and are, therefore, exempt from the limitations on deductibility. However, deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or manner of compensation and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, we may enter into compensation arrangements under which payments are not deductible under Section 162(m). The Compensation Committee’s present intention is to comply with Section 162(m) unless the Compensation Committee believes that these requirements are not in the best interest of Keynote or its stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents compensation information for the fiscal year ending September 30, 2009, 2008 and 2007 paid or accrued to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of September 30, 2009 (the “named executive officers”).

						Non-Equity
	Fiscal		Stock	Option		Incentive Plan	All Other
Name and Principal Position	Year	Salary	Awards(1)	Awards(1)		Compensation	Compensation(2)	Total

Umang Gupta	2009	$313,500	$35,767	$1,089,556	(3)	$350,184	$1,095	$1,790,102
Chief Executive Officer	2008	330,000	—	817,673	(3)	225,024	2,893	1,375,590
	2007	300,020	—	879,435		293,710	2,566	1,475,731
Andrew Hamer	2009	198,636	7,877	118,918		90,337	488	416,256
Vice President of	2008	206,773	—	132,273		58,840	2,475	400,361
Finance and Chief	2007	201,500	—	151,309		45,134	2,366	400,309
Financial Officer
Jeffrey Kraatz	2009	237,500	3,939	166,562		25,000	818	433,819
Senior Vice President,	2008	218,750	—	167,392		33,726	2,515	422,383
Worldwide Sales and	2007	162,500	—	116,501		82,828	2,201	364,030
Services
Adil Kaya(4)	2009	223,087	—	74,709		188,922	22,988	509,706
Managing Director,	2008	197,816	—	85,497		88,769	5,522	377,604
Keynote SIGOS	2007	152,854	—	74,207		66,624	—	293,685
Martin Loehlein(4)	2009	223,087	—	74,327		188,553	22,988	508,955
Managing Director,	2008	191,958	—	85,113		88,433	21,719	387,223
Keynote SIGOS	2007	146,204	—	73,824		63,801	13,304	297,133

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes, in accordance with ASC 718, of stock option awards and restricted stock units issued pursuant to the 1999 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in the notes to our audited consolidated financial statements for the fiscal year ended September 30, 2009, as included in our Annual Report on Form 10-K. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. These amounts reflect Keynote’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officer.

(2)	The amounts disclosed in the All Other Compensation column for Messrs. Gupta, Hamer and Kraatz consist of Keynote’s matching contributions under our 401(k) plan and 2009 long-term disability insurance premium

Keynote paid for the officers. The amounts disclosed in the All Other Compensation column for Messrs. Kaya and Loehlein consist of an automobile allowance and 2009 health insurance premiums Keynote paid for the officers.

(3)	On March 6, 2009, Mr. Gupta cancelled 700,000 options to purchase common stock which accelerated the recognition of their fair value for financial reporting purposes under ASC 718. We recognized stock-based compensation associated with these options of $1,089,556 and $817,673 in fiscal 2009 and 2008, respectively. Accordingly, these amounts are included in the Option Awards column above.

(4)	The amounts paid to Messrs. Kaya and Loehlein, except for the amounts in the stock awards and option awards columns, were based on an average exchange rate for the respective fiscal year as their cash compensation is paid in Euros.

Grants of Plan-Based Awards

The following table presents the grants made to each of our named executive officers during the fiscal year ended September 30, 2009:

		Estimated Future Payouts Under							All Other	Grant
		Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under				Stock Awards	Date Fair
		Threshold	Target	Maximum	Equity Incentive Plan Awards				Number of	Value of Stock
Name	Grant Date	($)	($)	($)	Threshold	Target		Maximum	RSUs	Awards ($)

Umang Gupta	09/14/09	$—	$220,000	$440,000	—	20,000	(3)	—	180,000 (2)	$2,142,000
Andrew Hamer	07/01/09	$—	$62,700	$104,500	—	—		—	12,500 (4)	$94,875
Jeffrey Kraatz	07/01/09	$—	$75,000	(5)	—	—		—	6,250 (4)	$47,438
Adil Kaya	—	$—	$156,000	$223,000	—	—		—	—	$—
Martin Loehlein	—	$—	$156,000	$223,000	—	—		—	—	$—

(1)	Represents bonuses payable pursuant to the bonus plans for fiscal 2009 described in “Compensation Discussion and Analysis.

(2)	Represents 180,000 RSUs valued at $10.71 per share, the fair value of our common stock on the date of grant. Shares vest on July 1, 2012.

(3)	Represents 20,000 performance-based RSUs valued at $10.71 per share, the fair value of our common stock on the date of grant. The RSUs vest on December 14, 2012 based on achievement of long-term company financial performance objectives.

(4)	Represents RSUs valued at $7.59 per share, the fair value of our common stock on the date of grant, that vest on July 1, 2012.

(5)	There was no cap on the maximum bonus amount to be paid to Mr. Kraatz.

2009 Outstanding Equity Awards at Fiscal Year-End

The table below summarizes outstanding equity awards held by each of our named executive officers at September 30, 2009:

	Option Awards(1)					Stock Awards		Equity Incentive Plan Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Number of	Market Value of	Number of	Market or
	Unexercised	Unexercised		Option		Units of Stock	Units of Stock	Unearned RSUs	Payout Value of
	Options	Options		Exercise	Option	That Have	That Have	That Have	Unearned RSUs
	(#)	(#)		Price	Expiration	Not Vested	Not Vested	Not Vested	That Have Not
Name	Exercisable	Unexercisable		($)	Date	(#)	($)	(#)	Vested ($)

Umang Gupta	—	—		—	—	200,000 (2)	$2,142,000	—	—
	500,000	—	(3)	11.68	02/03/2016	—	—	—	—
	150,000	—	(4)	7.52	11/12/2011	—	—	—	—
Andrew Hamer	—	—		—	—	12,500 (5)	$94,875	—	—
	47,730	—		11.61	06/20/2015	—	—	—	—
	68,749	6,251		12.85	01/01/2016	—	—	—	—
	7,291	5,209		10.31	07/01/2016	—	—	—	—
	1,822	4,428		12.65	07/07/2018	—	—	—	—
Jeffrey Kraatz	—	—		—	—	6,250 (5)	$47,438	—	—
	40,000	—		12.98	09/01/2015	—	—	—	—
	55,520	9,480		11.00	04/04/2016	—	—	—	—
	36,250	23,750		13.42	04/01/2017	—	—	—	—
	5,833	14,167		12.65	07/07/2018	—	—	—	—
Adil Kaya	30,500	9,500	(6)	11.00	04/04/2016	—	—	—	—
	—	25,000	(7)	10.31	07/01/2016	—	—	—	—
	—	25,000	(7)	10.73	01/08/2017	—	—	—	—
	—	12,500	(7)	11.61	05/05/2018	—	—	—	—
Martin Loehlein	30,500	9,500	(6)	11.00	04/04/2016	—	—	—	—
	—	25,000	(7)	10.31	07/01/2016	—	—	—	—
	—	25,000	(7)	10.73	01/08/2017	—	—	—	—
	—	12,500	(7)	11.61	05/05/2018	—	—	—	—

(1)	Unless otherwise noted, all options vest as to 25% of the shares of common stock underlying it on the first anniversary from the date of grant and as to 2.0833% of the underlying shares monthly thereafter until fully vested.

(2)	Included in this grant, are 180,000 RSUs that vest entirely on July 1, 2012. Also included, are 20,000 performance-based RSUs that vest on December 14, 2012 based on meeting long-term company financial performance objectives.

(3)	Option vested monthly over two years.

(4)	Option vested monthly over four years.

(5)	Shares vest entirely on July 1, 2012.

(6)	Option vests as to 62.5% of the shares of common stock at two and a half years from the date of grant and as to 1.25% of the underlying shares monthly thereafter until fully vested.

(7)	Option vests fully four years from the date of grant.

2009 Option Exercises

The table below summarizes the options exercised by each of our named executive officers for the fiscal year ended September 30, 2009.

Option Awards
Number of
shares acquired
Name	on Exercise	Value realized on exercise

Umang Gupta	200,000	$246,000
Andrew Hamer	—	—
Jeffrey Kraatz	—	—
Adil Kaya	—	—
Martin Loehlein	—	—

Equity Compensation Plans

As of September 30, 2009, we maintained our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan, both of which were approved by our stockholders. The following table information about equity awards under those plans as of September 30, 2009:

(c)
	(a)		Number of Shares
	Number of Shares to	(b)	Remaining Available for
	be Issued Upon	Weighted-Average	Equity Compensation Plans
	Exercise of	Exercise Price of	(Excluding Shares Reflected
Plan Category	Outstanding Options	Outstanding Options	in Column (a))

Equity compensation plans approved by stockholders	5,271,592 (1)	$11.65 (2)	1,239,177 (3)
Total	5,271,592	11.65	1,239,177

(1)	This number includes 469,556 RSUs issued under the 1999 Equity Incentive Plan.

(2)	This weighted-average exercise price does not reflect the shares that will be issued upon the issuance of common stock under outstanding RSUs.

(3)	This number includes 954,978 shares remaining available for grant under the 1999 Equity Incentive Plan. There were 284,199 shares remaining available for grant under the 1999 Employee Stock Purchase Plan. All of the shares available for grant under the 1999 Equity Incentive Plan may be issued as restricted stock.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Keynote has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Jennifer Bolt
David Cowan
Deborah Rieman

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation arrangements that are described above in “Director Compensation” and “Executive Compensation”, since October 1, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

The charter of our Audit Committee adopted by our Board of Directors requires that any transaction with a related party, other than compensation related matters, must be reviewed and approved or ratified, by our Audit Committee. The committee has not yet adopted policies or procedures for review of, or standards for approval of, these transactions.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Proposals of stockholders intended to be presented at our 2011 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by us at our principal executive offices not later than the close of business on October 22, 2010, which is 120 days prior to the first anniversary of the date this proxy statement was released to stockholders. If the date of next year’s annual meeting is changed by more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. In addition to submitting a proposal pursuant to Rule 14a-8, Keynote’s bylaws provide that for a stockholder proposal to be timely for an annual meeting, it must be received not later than the close of business on the seventy-fifth (75th) day nor earlier than the close of business on the one hundred fifth (105th) day prior to the first anniversary of the preceding year’s annual meeting. To be timely for the 2011 Annual Meeting of Stockholders, a stockholder’s notice must be delivered or mailed to and received by Keynote’s Secretary at the principal executive offices of Keynote between December 4, 2010 and January 3, 2011; provided, however, that, in the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, proposals by the stockholder must be so delivered not earlier than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Such proposals must include information on the nominees for election and the business to be brought before the meeting. Our bylaws provide that such notice must also contain information concerning the stockholder submitting the proposals, such as its name and address, the number and class of shares of our capital stock beneficially owned by such stockholder and any material interest that such stockholder has in the business proposed to be brought before the meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposals that do not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq Global Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we found the following filing was late or missing this year:

On July 6, 2009, each our directors and executive officers, except for Messrs. Gupta, Kaya and Loehlein, filed a Form 4 late relating to the grant of RSUs received on July 1, 2009, which was one day late.

On April 24, 2009, Mr. Gupta filed a Form 4 late relating to the cancellation of 700,000 options on March 6, 2009 due to an administrative error.

OTHER BUSINESS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy and voting instructions to vote the shares they represent in accordance with the Board of Directors’ recommendation. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

Whether or not you plan to attend, to assure your representation at the meeting, please submit your Proxy and voting instructions over the Internet, by telephone, or mark, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

KEYNOTE SYSTEMS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
This proxy is solicited on behalf of the Board of Directors of Keynote Systems, Inc.
     The undersigned hereby appoints Umang Gupta and Andrew Hamer, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock, $0.001 par value per share, of Keynote Systems, Inc. held of record by the undersigned on February 12, 2010, at the Annual Meeting of Stockholders to be held at the executive offices of Keynote Systems, Inc. in San Mateo, California, on Friday, March 19, 2010 at 10:00 a.m., Pacific Time, and at any adjournments or postponements thereof.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE SIX NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
1.	ELECTION OF DIRECTORS.

☐	FOR ALL NOMINEES	Nominees:	m	Umang Gupta
			m	Charles M. Boesenberg
			m	Jennifer Bolt
			m	Mohan Gyani
			m	Raymond L. Ocampo Jr
			m	Deborah Rieman

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (SEE INSTRUCTION BELOW)

Instruction:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for which you wish to withhold authority to vote, as shown here: ●
2.	RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS KEYNOTE SYSTEMS, INC.’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN
THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of		Signature of
Stockholder:	Date:	Stockholder:	Date:

Note: This proxy must be signed exactly as the name appears hereon. If shares are held jointly, each holder should sign. If signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign full partnership name by authorized person, giving full title as such.